Exhibit 8

Subsidiary	Jurisdiction of Incorporation
BioNTech BioNTainer Holding GmbH	Germany
BioNTech Cell & Gene Therapies GmbH	Germany
BioNTech Delivery Technologies GmbH	Germany
BioNTech Diagnostics GmbH	Germany
BioNTech Europe GmbH	Germany
BioNTech Idar-Oberstein Services GmbH	Germany
BioNTech Individualized mRNA Manufacturing GmbH	Germany
BioNTech Innovation and Services Marburg GmbH	Germany
BioNTech Innovation GmbH	Germany
BioNTech Innovative Manufacturing Services GmbH	Germany
BioNTech Manufacturing GmbH	Germany
BioNTech Manufacturing Marburg GmbH	Germany
BioNTech Real Estate Adam Opel Straße GmbH & Co. KG	Germany
BioNTech Real Estate An der Goldgrube 12 GmbH & Co. KG	Germany
BioNTech Real Estate An der Goldgrube GmbH & Co. KG	Germany
BioNTech Real Estate GmbH & Co. KG	Germany
BioNTech Real Estate Haus Vier GmbH & Co. KG	Germany
BioNTech Real Estate Holding GmbH	Germany
BioNTech Real Estate Verwaltungs GmbH	Germany
JPT Peptide Technologies GmbH	Germany
NT Security and Services GmbH	Germany
reSano GmbH	Germany
BioNTech Australia Pty Ltd	Australia
BioNTech R&D (Austria) GmbH	Austria
BioNTech (Shanghai) Pharmaceuticals Co., Ltd	China
BioNTech USA Holding, LLC	Delaware
BioNTech Research and Development Inc.	Delaware
BioNTech US, Inc	Delaware
JPT Peptide Technologies, Inc.	Delaware
Biopharma BioNTech Israel Ltd	Israel
BioNTech Rwanda Ltd.	Rwanda
BioNTech Pharmaceuticals Asia Pacific Pte. Ltd.	Singapore
BioNTech Turkey Tıbbi Ürünler Ve Klinik Araştırma Ticaret Anonim Şirketi	Turkey
BioNTech UK Limited	UK